SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 17, 2007, Caplease, LP, the operating partnership subsidiary of Capital Lease Funding, Inc., entered into a $211 million credit agreement with Wachovia Bank, N.A. (the “Bridge Facility”). Capital Lease Funding, Inc. and various of its other subsidiaries agreed to act as guarantors under the Bridge Facility. We are permitted to use proceeds from borrowings under the Bridge Facility to fund our acquisition of the portfolio described under Item 2.01 of this Form 8-K, including debt repayment and related defeasance costs on one of the properties and costs and expenses associated with the acquisition. As described in Item 2.01 of this Form 8-K, we borrowed $210.3 million under the Bridge Facility in connection with our acquisition of the above portfolio.

The Bridge Facility has an initial term of 90 days that we may extend for an additional 45 days upon payment of an extension fee of 0.50% of the amount outstanding. We can repay our borrowings in whole or in part at any time (subject to a $2 million minimum) without any penalty or premium. We are required to repay the Bridge Facility with our net proceeds from any debt or equity issuance by our company or any of its subsidiaries, other than special purpose subsidiaries that may be formed by us from time to time in connection with our acquisition of additional real estate properties other than the portfolio properties described in Item 2.01 below. We intend to repay our borrowings under the Bridge Facility with the proceeds from refinancing the debt we assumed on the properties, potential property sales, and issuances of equity, long-term debt or other permanent capital alternatives we are evaluating.

During the initial term, our borrowings under the Bridge Facility will bear interest at prevailing short-term interest rates (30-day LIBOR plus 250 basis points). During any extended term, the interest rate on our borrowings will increase to 30-day LIBOR plus 350 basis points. We have funded the estimated amount of our interest cost on the Bridge Facility into a reserve account at Wachovia Bank. We paid Wachovia Bank fees in connection with the Bridge Facility of approximately $2.6 million.

Our borrowings under the Bridge Facility are secured by a pledge of substantially all of our unencumbered assets, including the equity interest in our company’s subsidiary that will indirectly own the portfolio of properties described in Item 2.01 below. The Bridge Facility is a fully recourse lending arrangement.

We have agreed to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00 during the term of the Bridge Facility. We also made customary representations and warranties and affirmative and negative covenants, and agreed to customary events of defaults. The Bridge Facility is cross-defaulted with our repurchase agreement and our real property acquisition facility with Wachovia Bank or its affiliates.

Wachovia Investors, Inc., an affiliate of Wachovia Bank, owns approximately 3.0% of our outstanding common stock. We also have a short-term repurchase agreement and real property acquisition facility with Wachovia Bank or its affiliates and from time to time we obtain long-term mortgage financings on our real property acquisitions from Wachovia Bank. From time to time, we may sell assets to Wachovia Bank or its affiliates on what we believe are fair market terms. We have in the past engaged affiliates of Wachovia Bank to perform investment banking services on our behalf, and we expect to continue to do so in the future. In addition, we enter into derivative transactions with Wachovia Bank from time to time.

The description of the credit agreement is qualified by reference to the complete agreement that is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 18, 2007, Caplease, LP, the operating partnership subsidiary of Capital Lease Funding, Inc., completed the acquisition of a portfolio of 18 real estate assets net leased to five different tenants. The purchase price for the assets was $364.4 million, including $159.3 million of assumed mortgage debt. The portfolio includes the following assets:

Tenant or Guarantor	Number of Properties	Location	Property Type	Approximate Rentable Square Feet	Lease Maturity

Nestlé USA, Inc.(1)	3	Breinigsville, Pennsylvania; Fort Wayne, Indiana; and Lathrop, California	Warehouse/ Distribution Facilities	2,560,000	12/2012
The Kroger Co.(2)	11	Various locations in Kentucky (5), Georgia (4) and Tennessee (2)	Grocery Stores	685,000	1/2022
Factory Mutual Insurance Company(3)	1	Johnston, Rhode Island	Office Building	346,000	7/2009
Qwest Business Resources, Inc.(4)	2	Omaha, Nebraska	Office Buildings	420,000	6/2010
The Travelers Corporation(5)	1	Hartford, Connecticut	Office Building	130,000	10/2011

(1) We acquired the improvements on the land and control the land through an estate for years that expires in December 2012. Upon expiration of the estate for years, we have the option to lease the land for five years plus 11 five-year renewal options (or, a total of 60 years) at a fixed annual rent of $1,120,000 for the first 40 years and market rent thereafter. We also have the option to purchase the land upon expiration of the estate for years in December 2012 and on the last day of the primary term and each renewal term of the ground lease at fair market value.
(2) We acquired the improvements on the land and control the land through an estate for years that expires in January 2022. Upon expiration of the estate for years, we have the option to lease the land for five years plus 11 five-year renewal options (or, a total of 60 years) at a fixed annual rent of $770,000 for the first 35 years and market rent thereafter. We also have the option to purchase the land upon expiration of the estate for years in January 2022 and on the last day of the primary term and each renewal term of the ground lease at fair market value.
(3) We acquired the improvements on the land and control the land through a ground lease with an initial term expiring in July 2009. We can renew the ground lease for 10 successive five year periods (or, through July 2059). The annual ground rent is $114,774 during the initial term and the first eight renewal terms. The annual ground rent during the final two renewal terms is the greater of (i) $114,774 and (ii) the fair market rent.
(4) We acquired the improvements on the land and control the land through an estate for years that expires in June 2010. We own two buildings, 1200 Landmark and 94 West Dodge. Upon expiration of the estate for years, we have the option to lease the relevant land for five years plus 12 five-year renewal options (or, a total of 65 years), at a fixed annual rent of $262,800 for the first 40 years and market rent thereafter with respect to the 1200 Landmark building, and at a fixed annual rent of $116,800 for the first 40 years and market rent thereafter with respect to the 94 West Dodge building. We also have the option to purchase the relevant land upon expiration of the estate for years in June 2010 and on the last day of the primary term and each renewal term of the ground lease at fair market value.

(5) We own the improvements and control the air space through an easement in perpetuity.

We funded a portion of the acquisition with borrowings under the Bridge Facility described in Item 1.01 of this Form 8-K.

Item 2.02. Results of Operations and Financial Condition.

On April 19, 2007, the Company issued a press release announcing its expected financial results for the three months ended March 31, 2007. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with our acquisition of the above portfolio, we assumed debt of $159.3 million and entered into a $211 million credit agreement with Wachovia Bank, N.A.

Assumed Debt

The following summarizes certain terms of the debt we assumed:

Property	Indebtedness	Current Principal Amount	Coupon Rate	Maturity Date
		(in thousands)
Nestlé USA, Inc.	Series A Mortgage Notes	$14,539	8.484%	January 2009
Nestlé USA, Inc.	Series B Mortgage Notes	$46,459	8.654%	July 2012
The Kroger Co.	Mortgage Notes	$41,562	8.03%	January 2019
Factory Mutual Insurance Company	Second Mortgage Notes(1)	$12,168	10.00%	August 2019
Qwest Business Resources, Inc.	Mortgage Notes	$10,961	8.05%	January 2010
The Travelers Corporation	Series M Mortgage Notes	$22,082	9.7978%	September 2011
The Travelers Corporation	Series Z Mortgage Notes	$11,546	10.7561%	October 2011

___________________ (1) We also defeased first mortgage notes with an outstanding principal balance of $12,963 at closing, at a total cost of $13,919.

The debt we assumed is customary third-party mortgage debt that is non-recourse to us but is secured by our interest in the respective properties and our lease with the respective tenant.

We expect to refinance substantially all of the debt we assumed within the next few months.

Bridge Debt

As discussed under Item 1.01 above, on April 17, 2007, we entered into a $211 million credit agreement with Wachovia Bank, N.A. We have borrowed $210.3 million under this agreement to fund a portion of our acquisition of the portfolio described under Item 2.01 above.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

To be filed by amendment as soon as practicable, but not later than July 2, 2007.

(b) Pro forma financial information.

To be filed by amendment as soon as practicable, but not later than July 2, 2007.

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(d) Exhibits.

Exhibit	Description

10.1
Credit Agreement, dated as of April 17, 2007, among Caplease, LP, as Borrower, Capital Lease Funding, Inc. and certain subsidiaries of Capital Lease Funding, Inc., as Guarantors, and Wachovia Bank, National Association, as Administrative Agent

99.1	Press Release dated April 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By: /s/ Robert C. Blanz
Robert C. Blanz
Senior Vice President and Chief Investment Officer

DATE: April 19, 2007